As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Albemarle Corporation
(Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1692118
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4250 Congress Street
Suite 900
Charlotte, North Carolina 28209
(980) 299-5700
(Address of Registrant’s principal executive offices)

ALBEMARLE CORPORATION 2026 INCENTIVE PLAN
(Full Title of the Plan)

Neal Sheorey Executive Vice President and Chief Financial Officer 4250 Congress Street, Suite 900 Charlotte, North Carolina 28209 (980) 299-5700	Ander Krupa, Esq. Senior Vice President, Corporate Secretary and General Counsel 4250 Congress Street, Suite 900 Charlotte, North Carolina 28209 (980) 299-5700
(Name, address and telephone number,
including area code, of agent for service)
with a copy to:
Sean M. Jones
Coleman Wombwell
K&L Gates LLP
300 S. Tryon St., Suite 1000
Charlotte, NC 28202
(704) 331-7400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given by Albemarle Corporation (the “Company” or the “Registrant”) to participants in the Albemarle Corporation 2026
Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 11, 2026, as amended by Amendment No. 1 thereto filed with the SEC on March 31, 2026.
•	The Company’s Quarterly Report on Form 10-Q, filed on May 6, 2026.
•
The Company’s Current Reports on Form 8-K, filed on March 4, 2026; March 6, 2026; March 25, 2026; April 17, 2026; May 6, 2026 and May 8, 2026 (excluding any portions of such documents that are furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits included with such Items).

•
The Company’s Description of Securities [filed as Exhibit 4.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (No. 1-12658), and incorporated herein by reference].

All documents filed by the Company with the Commission after the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the amended and restated articles of incorporation of the Company (the “Articles”) require, the Company to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be, in the case of conduct in their official capacity with the corporation, in the best interests of the corporation or, in all other cases, not opposed to the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Unless limited by a corporation’s articles of incorporation, the VSCA requires such indemnification when a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or a shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. In any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation the VSCA provides that the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability specified in the corporation’s articles of incorporation , if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director shall not be limited under the VSCA or a corporation’s articles of incorporation or bylaws if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Article 10 of the VSCA is incorporated herein by reference.

The Articles provide that, in any proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company, no director or officer of the Company will be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of the Company’s Articles, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles further provide that the Company will indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Company or brought by or on behalf of shareholders of the Company, by reason of the fact that he or she is or was a director or officer of the Company, or (ii) any director or officer who is or was serving at the request of the Company as a director, trustee, partner, or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability incurred by him or her in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of the criminal law.

The Articles authorize the Company to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with such provisions and to procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company in any such capacity for another entity, against any liability asserted against or incurred by him or her in such capacity or arising from his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under those provisions. The Company currently carries insurance on behalf of its directors and officers that may cover liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Articles of Incorporation of Albemarle Corporation [restated electronically for SEC filing purposes only] [filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024 (No. 1-12658), and incorporated herein by reference].

4.2
Amended and Restated Bylaws, effective October 23, 2023, of Albemarle Corporation [filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (No. 1-12658) filed on October 26, 2023, and incorporated herein by reference].

5.1*	Opinion of Troutman Pepper Locke LLP

23.1*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of KPMG.

23.4*	Consent of SRK Consulting (U.S.), Inc. regarding lithium reserves and resources.

23.5*	Consent of Fastmarkets Group Limited regarding market studies for lithium reserves and resources.

23.6*	Consent of SLR USA Advisory Inc. regarding lithium reserves and resources.

23.7*	Consent of RPS Energy Canada Ltd regarding bromine reserves and resources.

23.8*	Consent of RESPEC regarding bromine reserves and resources.

24*	Power of Attorney (included on the signature page hereof).

99.1*	Albemarle Corporation 2026 Incentive Plan.

107*	Filing Fee Table

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13 or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 8th day of May, 2026.

ALBEMARLE CORPORATION

By:	/s/ ANDER C. KRUPA
Name:	Ander C. Krupa
Title:	Senior Vice President, Corporate Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints the Chief Executive Officer, General Counsel and the Chief Financial Officer, now or hereafter serving, of Albemarle Corporation, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or to obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ J. KENT MASTERS	Chairman, President and Chief Executive Officer (principal executive officer)	May 8, 2026
(J. Kent Masters)

/S/ NEAL R. SHEOREY	Executive Vice President, Chief Financial Officer (principal financial officer)	May 8, 2026
(Neal R. Sheorey)

/S/ M. LAUREN BRLAS	Director	May 8, 2026
(M. Lauren Brlas)

/S/ MICHELLE T. COLLINS	Director	May 8, 2026
(Michelle T. Collins)

/S/ RALF H. CRAMER	Director	May 8, 2026
(Ralf H. Cramer)

/S/ GLENDA J. MINOR	Director	May 8, 2026
(Glenda J. Minor)

/S/ DIARMUID B. O’CONNELL	Director	May 8, 2026
(Diarmuid B. O’Connell)

/S/ GERALD A. STEINER	Director	May 8, 2026
(Gerald A. Steiner)

/S/ HOLLY A. VAN DEURSEN	Director	May 8, 2026
(Holly A. Van Deursen)

/S/ MARK R. WIDMAR	Director	May 8, 2026
(Mark R. Widmar)

/S/ ALEJANDRO D. WOLFF	Director	May 8, 2026
(Alejandro D. Wolff)